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                                                                   EXHIBIT 10.38


                                      *** Text Omitted and Filed Separately
                                          Confidential Treatment Requested
                                          Under 17 C.F.R. Sections 200.80(b)(4),
                                          200.83 and 230.406



                         PREMIER HEALTH EXCHANGE, L.L.C.

                        E-COMMERCE OUTSOURCING AGREEMENT


        This e-Commerce Outsourcing Agreement (the "Agreement"), is entered into effective March 4, 2000, by and between Premier Health Exchange, L.L.C. ("PHx"), and Premier Purchasing Partners, L.P. ("Purchasing Partners"), with reference to the following facts:

        A. Purchasing Partners and PHx are affiliates of Premier, Inc. ("Premier"), the nation's largest alliance of hospitals and health care organizations.

        B. Premier's core objective is to improve the health of communities.

        C. Such core objective as well as the objective of helping to assure that patients receive safe and efficacious care can be accomplished, in part, by achieving economies of scale and innovations through group strategies and shared resources.

        D. Purchasing Partners operates Premier's acute care group purchasing organization which represents one of the nation's largest groups of acute care and related facilities that have come together through Purchasing Partners in an effort to aggregate their supply purchasing volume in order to obtain more favorable terms from vendors.

        E. PHx is a provider of e-commerce systems and solutions to enable the use of the Internet in streamlining the supply chain management process with particular focus on more efficient ordering, tracking and processing of medical product purchases.

        F. Purchasing Partners desires to retain the services of PHx to serve as Purchasing Partners' provider of e-commerce systems through which Purchasing Partners' member hospitals and related facilities can take full advantage of the efficiencies and anticipated cost savings offered by Internet-based technologies.

        G. PHx desires to provide such services to Purchasing Partners, subject to the terms and conditions of this Agreement.

               NOW THEREFORE, in consideration of the mutual promises contained herein and other good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.0 DEFINITIONS. The following terms as used in this Agreement shall have the meanings set forth below:

        1.1 "COMMITMENT PROGRAM". The Purchasing Partners program that requires Participating Members to purchase specified levels of certain Contracted Products and Services from designated Vendors.

        1.2 "CONTRACTED PRODUCTS AND SERVICES". The products and services which are covered under a Standard Group Purchasing Agreement between Purchasing Partners and a Vendor.

        1.3 "CALENDAR YEAR". The twelve (12) month period commencing on January 1 and ending on December 31.


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        1.4 "DISTRIBUTOR". A distribution or wholesaler company which distributes to purchasers medical products, pharmaceuticals and other products or services that have not been manufactured (either by or for) such companies.

        1.5 "DISTRIBUTION SERVICES". The warehousing, transport and delivery services of a Distributor with respect to medical products, pharmaceuticals and other products or services that have not been manufactured (either by or for) such Distributor.

        1.6 "e-COMMERCE INFORMATION FEE". The fee charged by PHx for providing value-added information with respect to customer purchasing activity which is above and beyond the base level of information (equivalent to sales tracings) customarily provided by PHx.

        1.7 "e-COMMERCE OUTSOURCING AGREEMENT". An agreement, such as this Agreement, between PHx and a Group Purchasing Organization whereby PHx provides access to the PHx e-Commerce System by the Group Purchasing Organization and its members and suppliers.

        1.8 "e-COMMERCE CONTRACTED PURCHASE VOLUME". The [***] of Contracted Products and Services purchased by Participating Members from Vendors through use of the PHx e-Commerce System.

        1.9 "e-COMMERCE NON-CONTRACTED PURCHASE VOLUME". The [***] of Non-Contracted Products and Services purchased by Participating Members through use of the PHx e-Commerce System.

        1.10 "FISCAL YEAR". The twelve (12) month period commencing on July 1 and ending on June 30.

        1.11 "GROUP PURCHASING ORGANIZATION". Any entity that meets the definition of a "Group Purchasing Organization" as set forth in 42 CFR Section 1001.952(j).

        1.12 "MATERIALS MANAGEMENT SYSTEMS". Information systems (including software and hardware) utilized by health care providers to assist in the organization and management of their product purchasing and materials management functions.

        1.13 "NON-CONTRACTED PRODUCTS AND SERVICES". Products and services which are not covered under a Purchasing Partners Standard Group Purchasing Agreement.

        1.14 "OLM FACILITIES". Any acute care and related facilities that are owned, leased or managed by a Premier Owner. OLM Facilities are separately identified as such in Exhibit A hereto.

        1.15 "PARTICIPATING MEMBERS". The Premier members set forth on Exhibit A hereto who shall have the right to access and use the PHx e-Commerce System. Purchasing Partners shall have the right to provide Exhibit A in electronic form and shall update Exhibit A on a periodic basis to reflect changes in membership.

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        1.16 "PREMIER OWNERS". The limited partners of Purchasing Partners and the shareholders of Premier. Premier Owners are separately identified as such on Exhibit A hereto.

        1.17 "PERFORMANCE STANDARDS AND SERVICE LEVELS". Objective criteria that establish the specific elements of PHx's required performance of Services under this Agreement. The initial Performance Standards and Service Levels are set forth in Exhibit B hereto. On a quarterly basis, Purchasing Partners and PHx shall meet to review the Performance Standards and Service Levels and discuss in good faith any necessary revisions thereto. Any revisions to the Performance Standards and Service Levels shall be mutually agreed to in writing by the parties.

        1.18 "PHx e-COMMERCE SYSTEM". The Internet-based, electronic commerce system provided hereunder by PHx to Purchasing Partners, Participating Members, Vendors and Distributors in accordance with the Performance Standards and Service Levels. The PHx e-Commerce System enables, without limitation: (i) online direct ordering, tracking and inventory control by Participating Members with respect to Contracted Products and Services through use of various technologies including electronic cataloging technologies such as WebCat (these functions of the PHx e-Commerce System may be web-based and/or integrated with ERP systems and Materials Management Systems); (ii) dynamic pricing functions which include, but are not limited to, online auctions and an electronic request for quotation system; (iii) an electronic communications infrastructure to integrate supply chain information with clinical information and other health care provider-based information as well as provide transaction related information to Participating Members, Purchasing Partners, Vendors and Distributors; and (iv) such other capabilities as shall be mutually agreed by the parties. The PHx e-Commerce System includes all upgrades and enhancements implemented over time by PHx that are made generally available to PHx customers.

        1.19 "PHx RESOURCES". PHx employees and consultants, WebCat and any other PHx owned, leased or licensed hardware, equipment, software, facilities and other assets used by PHx in providing the Services.

        1.20 "PHx TRANSACTION FEES". The transaction fees charged by PHx in connection with the use of the PHx e-Commerce System for the purchase, sale and/or distribution of Non-Contracted Products and Services.

        1.21 "PRIVACY POLICY". The online policy that describes PHx's position regarding privacy and information security issues. The form and content of the Privacy Policy shall be subject to the mutual agreement of PHx and Purchasing Partners and shall not be modified without the prior written consent of both parties. In the event of a conflict between the Privacy Policy and any of the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

        1.22 "PURCHASING PARTNERS ADMINISTRATIVE FEES". The administrative fees paid by Vendors to Purchasing Partners pursuant to Purchasing Partners Standard Group Purchasing Agreements based on the volume of purchases by Participating Members of Contracted Products and Services.


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        1.23 "PURCHASING PARTNERS RESOURCES". Purchasing Partners employees and consultants and all computer hardware, equipment, software (including software license rights), facilities and other assets owned, leased or licensed by Purchasing Partners which are reasonably necessary for PHx to provide the Services.

        1.24 "SERVICES". PHx's provision of the PHx e-Commerce System for use by Participating Members, Purchasing Partners, Vendors and Distributors and the integration of the PHx e-Commerce System with the information systems utilized by Purchasing Partners, Participating Members, Vendors and Distributors.

        1.25 "STANDARD GROUP PURCHASING AGREEMENT". An agreement with a supplier of products and/or services to make such products and/or services available for purchase by a designated group of purchasers that exists for the purposes of negotiating pricing and/or other terms and conditions, which has a term of [***} or more (including all extensions and renewals).

        1.26 "SYSTEM ADMINISTRATIVE FEES". Fees paid pursuant to an agreement with Purchasing Partners by Vendors directly to Participating Members that qualify to receive such fees under such agreement, subject to compliance with applicable Medicare/Medicaid Fraud and Abuse Safe Harbors.

        1.27 "TERMS OF USE". The online terms and conditions under which Purchasing Partners, Group Purchasing Organizations, Participating Members, Vendors and Distributors may access and use the PHx e-Commerce System. The form and content of the Terms of Use shall be subject to the mutual agreement of PHx and Purchasing Partners and shall not be modified without the prior written consent of both parties. In the event of a conflict between the Terms of Use and any of the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

        1.28 "TOTAL PREMIER PURCHASE VOLUME". The [***] of Contracted Products and Services (including e-Commerce Contracted Purchase Volume) and Non-Contracted Products and Services (including e-Commerce Non-Contracted Purchase Volume) purchased by Participating Members.

        1.29 "VENDORS". Manufacturers and suppliers of medical, pharmaceutical and other products and services.

        1.30 "WEBCAT". The version of PHx's electronic cataloging technology which is utilized in connection with Purchasing Partners.

2.0 TERM OF AGREEMENT. This Agreement shall commence on March 4, 2000 (the "Effective Date"), and shall remain in effect for ten (10) years, expiring on March 3, 2010. Upon the expiration of the initial term hereof, this Agreement shall automatically renew for successive five (5) year terms unless either party provides written notice to the other of its intent not to renew, at least ninety
(90) days prior to the expiration of the initial term or any renewal term.

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3.0 PHx OBLIGATIONS.

        3.1 SERVICES IN GENERAL. Subject to the terms of this Agreement, PHx shall provide such professional and technical personnel and other PHx Resources as shall be required to perform the Services in accordance with the Performance Standards and Service Levels.

        3.2 PROVISION OF THE PHx e-COMMERCE SYSTEM. In connection with its performance of the Services hereunder, and subject to compliance with the Terms of Use, PHx shall provide Purchasing Partners, Participating Members, Vendors and Distributors access to and customary use of the any and all components of the PHx e-Commerce System. The level of access shall be appropriate for the type of organization making such access (i.e., a Participating Member, Vendor or Distributor, as the case may be) and consistent with PHx's standard access levels for such business types. The PHx e-Commerce System shall, without limitation, provide for: (i) accurate electronic catalog information; (ii) online access by Participating Members to detailed product information that is available on Vendors' information systems, including without limitation, detailed product descriptions, product photographs or pictures, clinical specifications, recall notices, and Material Safety Data Sheets (MSDS) information; (iii) web-based ordering capabilities whereby Participating Members have the ability to order products and services directly from Vendors and Distributors; (iv) cataloging of the non-price value elements of Purchasing Partners' Standard Group Purchasing Agreements; (v) integration of certain Vendor technologies into the PHx e-Commerce System; and (vi) cataloging of the field and customer services resources of Vendors and Distributors.

        3.3 INTEGRATION OF THE PHx e-COMMERCE SYSTEM WITH OLM FACILITIES' INFORMATION SYSTEMS. PHx shall make available [***] sufficient PHx Resources in order to cause the timely integration of the PHx e-Commerce System with the Materials Management System and enterprise resource planning ("ERP") system of any and all OLM Facilities in accordance with a mutually acceptable integration plan (the "OLM Facilities Integration Plan"). PHx agrees to install connector technology that is relevant to each facilities' Materials Management System or ERP that processes procurement transactions and manages electronic catalog information. "Connector Technology" is defined as published subscribed translation technology that is specific to transaction management and that enables electronic transfer processes automatically. PHx will install a pre-configured connector or develop and install a custom connector at each OLM Facility requesting integration services. The parties shall use best efforts to finalize the OLM Facilities Integration Plan within [***] after the Effective Date. Further, PHx shall perform [***} with respect to the PHx components of the resulting integrated systems. In connection with such activities, PHx shall use commercially reasonable efforts to integrate the PHx e-Commerce System using its Connector Technology with the leading Materials Management Systems and ERP systems utilized by Participating Members. Notwithstanding the foregoing, the value of [***] that PHx shall make available under this Section 3.3 [***] shall not exceed [***] per facility, unless otherwise expressly agreed by the applicable facility and PHx. Further, the value of [***] which PHx shall make available under this Section 3.3 [***] shall not exceed [***] per facility per year, unless otherwise agreed by the applicable facility and PHx. The terms and conditions under which PHx shall perform the

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integration and maintenance services described in this Section 3.3 shall be set forth in separate written agreements between PHx and the applicable facilities. The form of any such agreements shall be subject to Purchasing Partners' prior approval, which approval shall not be unreasonably withheld. Further, the terms of any such separate agreement shall be consistent with the terms and conditions of this Agreement.

        3.4 INTEGRATION OF THE PHx e-COMMERCE SYSTEM WITH THE INFORMATION SYSTEMS OF OTHER PARTICIPATING MEMBERS. PHx shall use commercially reasonable efforts to cause the timely integration of the PHx e-Commerce System with the information systems of other Participating Members (in addition to OLM Facilities) in accordance with a mutually acceptable integration plan (the "General Integration Plan"). The parties shall use best efforts to finalize the General Integration Plan within a reasonable period of time after the Effective Date. The terms and conditions under which PHx shall perform the integration services described in this Section 3.4 shall be set forth in separate written agreements between PHx and the applicable facilities. The form of any such agreements shall be subject to Purchasing Partners' prior approval, which approval shall not be unreasonably withheld. Further, the terms of any such separate agreement shall be consistent with the terms and conditions of this Agreement.

        3.5 INTEGRATION OF THE PHx e-COMMERCE SYSTEM WITH PURCHASING PARTNERS' INFORMATION SYSTEM. PHx shall make available [***] sufficient PHx Resources in order to cause the timely integration of the PHx e-Commerce System with the following components of the Purchasing Partners' information system (provided that the maximum amount required to be incurred by PHx for such integration shall not exceed [***]): (i) [***]; (ii) [***]; (iii) [***]; and (iv) [***]. A
more detailed description of the applicable integration requirements is set forth in Exhibit C hereto. PHx shall perform all such integration activities in accordance with the Performance Standards and Service Levels. The PHx integration solution for Purchasing Partners' information system shall include without limitation provision for two-way transfer of contract and member information and detailed purchasing transaction and inquiry data.

        3.6 INTEGRATION OF THE PHx e-COMMERCE SYSTEM WITH THE INFORMATION SYSTEMS OF VENDORS AND Distributors. PHx shall use commercially reasonable efforts to cause the timely integration of the PHx e-Commerce System with the information systems of Vendors and Distributors. Integration with Vendors and Distributors is defined as making the Vendors' and/or Distributors' catalog available for on-line searching on the PHx e-Commerce System and, to the extent reasonably possible, enabling on-line order management (including without limitation, inventory query, order creation, order submission and order confirmation) and on-line settlement with such Vendor and/or Distributor. The terms under which PHx shall perform such services shall be set forth in separate written agreements between PHx and the applicable Vendors or Distributors and shall be commercially reasonable.

        3.7 PHx PRODUCT OFFERINGS TO PARTICIPATING MEMBERS.

               A. PROHIBITED USES. PHx represents, warrants and covenants that it prohibits the use of the PHx e-Commerce System (to the extent accessible by Participating Members) for anything other than a lawful and

* Confidential Treatment Requested

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legitimate business purpose. Examples of other than lawful and legitimate business uses include, but are not limited to, the following: (i) selling or offering (x) stolen property, counterfeit items, contraband, controlled substances (other than in accordance with applicable law), firearms; tobacco; pornography, (y) products or services that violate any state or federal statute or regulation regarding the display, promotion, advertising, recommending or sale of medical supplies, (z) products or services or any other material which it is unlawful to sell or for a Participating Member to acquire (subsections
(x)-(z) cumulatively the "Illicit Items"); (ii) placement on the PHx e-Commerce System of any untrue, malicious, fraudulent, harassing, offensive or defamatory material, or any material that is irrelevant to a legitimate use of the site;
(iii) introduction of viruses, worms or other programming routines that are intended to disrupt or interfere with the intended operation of the site; (iv) unauthorized insertion of links to other sites of whatever character; (v) promotion of any unlawful activity or purpose, including any activity that could give rise to criminal or civil liability; (vi) manipulation of pricing on transactions by any means, including the placement of bad faith bids, use of shills in the auction process or collusion between a buyer and seller to cause harm to a competitor;(vii) unauthorized alteration of any data or information supplied by another user of the site: or (viii) any activity that infringes on the copyright, patent, trademark or other rights of any person or entity.

               B. RIGHT OF PURCHASING PARTNERS TO REQUIRE THAT PHx PREVENT THE OFFERING OF CERTAIN PRODUCTS OR SERVICES TO PARTICIPATING MEMBERS. If Purchasing Partners reasonably believes that the offering for sale of any product or service through the PHx e-Commerce System accessible by Participating Members may harm or cause injury to third parties, or harm the reputation or goodwill of Purchasing Partners, or is reasonably deemed by Purchasing Partners as failing to meet reasonable safety and quality standards established from time to time by Purchasing Partners through its customary product selection and committee review process involving Participating Members (the "Harmful Items"), PHx shall not offer, and shall prevent Vendors, Distributors and Participating Members from offering, the product or service to Participating Members through the PHx e-Commerce System following the procedure of Section 3.7(c) below.

               C. REMOVAL OF ILLICIT AND HARMFUL ITEMS. If (i) PHx should reasonably know or (ii) PHx is notified by Purchasing Partners or a third party that a Vendor, Distributor or Participating Member is offering to Participating Members through the PHx e-Commerce System any Illicit or Harmful Item, then PHx shall use its best efforts to remove the Illicit or Harmful Item from being offered to Participating Members on the PHx e-Commerce System within seventy-two
(72) hours of PHx reasonably knowing or being notified of any Illicit or Harmful Item on the PHx e-Commerce System (the "Removal Period"). Such best efforts may include (i) instructing and having the Vendor, Distributor or Participating Member (as the case may be) remove the Illicit or Harmful Item from the PHx e-Commerce System to the extent accessible by Participating Members, (ii) PHx removing the Illicit or Harmful Item from the PHx e-Commerce System to the extent accessible by Participating Members, or (iii) preventing access by Participating Members to the Illicit or Harmful Item. PHx shall promptly notify Purchasing Partners of all communications between and actions taken by PHx and a Vendor, Distributor or Participating Member concerning any Illicit or Harmful Item during the Removal Period and thereafter until Participating Members' access to the Illicit or Harmful Item through the PHx e-Commerce System is eliminated.


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        3.8 COMMITMENT PROGRAM ISSUES; AUTHORIZATION TO RELEASE INFORMATION TO
PURCHASING PARTNERS. PHx will electronically notify any Participating Member which requests a price quotation or other product information concerning Contracted Products and Services and/or Non-Contracted Products and Services that such Participating Member's consummation of a purchase based on such request could affect such Participating Member's obligations under the Commitment Program. The parties shall mutually agree upon the form, content and mechanism for such notification. In the event a Participating Member consummates any such purchase, PHx shall provide Purchasing Partners written or electronic notice thereof as part of PHx's standard monthly report described in Section
3.12. Further, PHx shall provide Purchasing Partners any other information in its possession that is reasonably requested by Purchasing Partners that relates to Participating Members' obligations under the Commitment Program. Subject to
Section 3.7 above, PHx shall have no obligation to stop any transaction requested by a Participating Member. The Terms of Use applicable to Participating Members shall grant PHx express authorization to provide Purchasing Partners the notice required under this Section 3.8 and any other information relevant to the Commitment Program which is reasonably requested by Purchasing Partners.

        3.9 e-COMMERCE OUTSOURCING AGREEMENTS WITH AFFILIATED GROUP PURCHASING ORGANIZATIONS; PROVIDER SELECT, INC. Upon Purchasing Partners' written request, PHx shall enter into a separate e-Commerce Outsourcing Agreement with any Group Purchasing Organization designated by Purchasing Partners which is owned or controlled by or under common control with Purchasing Partners and/or Premier. The form and content of such e-Commerce Outsourcing Agreement shall be substantially similar to this Agreement. Notwithstanding the foregoing, PHx shall refrain from encouraging or directing customers to choose one Group Purchasing Organization over another or to switch their affiliation from one Group Purchasing Organization to another. PHx shall have the right to require Purchasing Partners, upon providing written notice, to cause Provider Select, Inc. ("Provider Select") to enter into an e-Commerce Outsourcing Agreement with PHx (the "Provider Select e-Commerce Outsourcing Agreement") whereby PHx shall provide the PHx e-Commerce System to support all of the electronic commerce services provided by Provider Select to physicians and physician groups (the "Provider Select e-Commerce Services"). The terms and conditions of the Provider Select e-Commerce Outsourcing Agreement shall be substantially similar to the terms of this Agreement, including the Covenant Not to Promote. In no event, however, shall Purchasing Partners and/or Provider Select be obligated to take any action under the preceding two sentences unless: (i) PHx is able to provide the same level of functionality as is provided by the Provider Select e-Commerce Services; and (ii) PHx will provide such services through websites which are owned or controlled exclusively by PHx, PHx affiliates or Provider Select unless otherwise agreed by Provider Select. In the event Provider Select in good faith intends to offer electronic commerce services to any group of Provider Select members other than physicians and physician groups, Provider Select shall provide PHx with written notice of such intention and PHx shall, for a period of 120 days, have the right to enter into an e-Commerce Outsourcing Agreement with Provider Select to provide such services to such group of Provider Select members upon terms and conditions which are substantially similar to the terms and conditions of this Agreement, including the Covenant Not to Promote; provided, however that PHx must provide such services through websites which are owned or controlled exclusively by PHx, PHx affiliates or Provider Select unless otherwise agreed by Provider Select. Further, in no event shall Provider Select sell or allow the sale of products, supplies or services for use by an acute care facility. For purposes of this
Section 3.9, a "PHx affiliate" shall mean any entity that is owned by, controlled by or under common control with PHx.

        3.10 NOTICE OF UPGRADES AND ENHANCEMENTS. PHx shall provide Purchasing Partners with reasonable advance notice (the "Notice") of any Upgrades and Enhancements (as defined below). Purchasing Partners and Participating Members and, if applicable, Vendors and Distributors with respect to Contracted Products and Services only, shall have access to such Upgrades and Enhancements [***]. New Services (as defined below) will be available to Purchasing Partners, Participating Members, Vendors and Distributors upon terms which are no less favorable than the terms generally available to other users of PHx's services. "Upgrades and Enhancements" shall mean bug fixes and functional improvements to PHx's systems used for purposes of effecting the online purchase and/or sale of medical, pharmaceutical, surgical, dietary, dental, or veterinarian supplies or services. "New Services" shall mean services or products offered and/or developed by PHx other than Upgrades and Enhancements. Purchasing Partners shall have the right to participate as a beta test site for the testing and evaluation of such Upgrades and Enhancements and New Services. Notwithstanding the foregoing, in the event PHx introduces a New Service which substantially replaces the PHx e-Commerce System as it then exists (the "Legacy PHx e-Commerce System"), to the extent PHx imposes additional charges for use of such New Service, PHx shall continue to operate and provide support (consistent with PHx's prior practices) for the Legacy PHx e-Commerce System for the benefit of Participating Members and Distributors and Vendors (to the extent use of the Legacy PHx e-Commerce System by such Distributors and Vendors relates to Participating Members) at no additional charge throughout the initial term and any renewal term of this Agreement.

        3.11 MARKETING SUPPORT. PHx shall make available sufficient PHx Resources reasonably necessary to market and promote the PHx e-Commerce System to Participating Members and to market and promote such other strategic initiatives related to this Agreement as are designated by Purchasing Partners. PHx will modify the "Buyer's Center" page of the PHx website to include prominently placed links to the websites of Purchasing Partners and Premier (other than the website of Provider Select). Such link(s) shall be designed to be visible on a standard computer screen set to a resolution of 800 pixels by 600 pixels without requiring the user to scroll horizontally or vertically through the web page and shall be in a size and form reasonably agreed upon by the parties.

        3.12 REQUIRED REPORTS. PHx shall provide Purchasing Partners with a monthly written or electronic report of e-Commerce Contracted Purchase Volume and e-Commerce Non-Contracted Purchase Volume. During the first twelve (12) months after the Effective Date, PHx shall provide such report to Purchasing Partners within thirty (30) days of the end of each month. Thereafter, PHx shall provide such report to Purchasing Partners within fifteen (15) days of the end of each month. The parties shall mutually agree upon the form and content of such report. Subject to Section 5.1 below, PHx shall provide Purchasing Partners such other reports related to the Services as Purchasing Partners may reasonably request.

        3.13 PHx USER GROUP. PHx shall establish an advisory group of users of the PHx e-Commerce System for the purpose of providing input and direction regarding the operation,

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functionality, processes, and capabilities of the system (the "PHx User Group").
The PHx User Group will advise PHx on the customer satisfaction, usage, application, functionality and quality of the PHx e-Commerce System. Such involvement will include, but not be limited to, the ability to recommend upgrades and/or enhancements directed at issues including, but not limited to, quality and/or cost improvements in the supply chain. PHx shall follow-up appropriately on any such recommendations and prioritize its activities in this regard with the primary goal of delivering benefit to customers using the PHx e-Commerce System. PHx agrees that Purchasing Partners shall have the right to designate up to two (2) individuals to participate in the PHx User Group. PHx also agrees that Premier Owners and Participating Members shall be given consideration for participation. PHx covenants that Purchasing Partners, Premier Owners and Participating Members shall represent a percentage of the membership of the User Group that is proportional to the Total Premier Purchase Volume divided by the total purchase volume processed through the PHx e-Commerce System for all customers of PHx.

        3.14 PAYMENT BY PHx OF COMMISSIONS TO PURCHASING PARTNERS. In consideration of Purchasing Partners' on-going support of Participating Members' use of the PHx e-Commerce System for the purchase of Non-Contracted Products and Services, PHx shall pay Purchasing Partners a commission equal to [***] PHx Transaction Fees collected by PHx as a result of the use of the PHx e-Commerce System by Participating Members for the purchase of Non-Contracted Products and Services (the "Transaction Fee Commission"). PHx shall pay Purchasing Partners the Transaction Fee Commission on a quarterly basis, without demand or notice, within [***] of the [***]. PHx shall pay to Purchasing Partners interest on any undisputed past due amount owing Purchasing Partners hereunder at the rate of [***] per annum.

               3.15 ADVERTISING. PHx shall not include on the PHx e-Commerce System any advertisement, promotional placement or other promotional media accessible by Participating Members (and Vendors and Distributors to the extent such access by Vendors and Distributors relates to Participating Members) without the prior written or electronic consent of Purchasing Partners.

4.0 PURCHASING PARTNERS' OBLIGATIONS.

        4.1 SUPPORT AGREEMENT. Concurrent with the execution of this Agreement, Purchasing Partners shall cause Premier to enter into the Support Agreement in the form attached hereto as Exhibit D whereby Premier shall provide back-office, administrative support in connection with PHx's dynamic pricing functions as well as certain relationship management and marketing services in connection with Participating Members' introduction to and use of the PHx e-Commerce System.

        4.2 ORIENTATION. Purchasing Partners will provide orientation to its information systems department standards, appropriate technical manuals, and other support reasonably necessary for PHx's performance of the Services. Purchasing Partners will also provide to PHx relevant documentation of procedures, system instruction manuals and internal documentation to the extent available.

* Confidential Treatment Requested

        4.3 SPACE AND FACILITIES. When Services are performed by PHx at Purchasing Partners' sites, Purchasing Partners will provide a reasonable work environment to the extent reasonably necessary for PHx personnel to perform Services under this Agreement. Purchasing Partners will also provide adequate storage space for spare parts and test equipment, if required by PHx, and adequate working space, heat, light, ventilation, electric current and outlets for use by PHx's maintenance personnel, which facilities shall be provided at no charge to PHx and shall be within a reasonable distance to the network configuration. Any additional space required to meet Purchasing Partners' information systems function needs during the term of this Agreement shall be provided by PHx at its sole cost and expense at locations of PHx's choice and the parties agree that Purchasing Partners shall not be required to provide space to PHx other than as herein expressly provided.

        4.4 ACCESS TO COMPUTER FACILITIES. Purchasing Partners will provide PHx's personnel access to Purchasing Partners' computer facilities reasonably required to perform Services under this Agreement on a twenty-four (24) hour per day, seven (7) day per week basis. Access may be via physical entry to the facility or via telecommunications, as needs dictate. Purchasing Partners shall conform to PHx's reasonable security policies and procedures for physical and on-line access to PHx computer facilities.

        4.5 ACCESS TO INFORMATION NETWORK. Purchasing Partners, subject to appropriate mutually agreed upon security measures consistent with Purchasing Partners' network security policies and protocol, will permit PHx to connect the PHx e-Commerce System to Purchasing Partners' local area network and to equip existing PC Workstations owned by Purchasing Partners with the necessary software for Purchasing Partners' personnel using such PC Workstations to have access to the PHx e-Commerce System. PHx will be responsible for all costs related to such connectivity including software, hardware and telecommunications costs.

        4.6 COMPATIBLE SPECIFICATIONS. Purchasing Partners will maintain, or allow PHx to maintain, Purchasing Partners' network servers at specifications compatible with the PHx e-Commerce System.

        4.7 TIMELY ACTION. Purchasing Partners will make decisions and communicate information in a timely manner to enable PHx to provide the Services in accordance with this Agreement.

        4.8 MARKETING SUPPORT. Purchasing Partners shall make available sufficient Purchasing Partners Resources reasonably necessary to market and promote the PHx e-Commerce System to Participating Members in accordance with Exhibit E hereto.

5.0 LICENSES.

        5.1 PURCHASING PARTNERS LICENSES TO USE PHx SOFTWARE AND OTHER PROPRIETARY MATERIAL. PHx has developed or will develop Confidential Information (as defined in Section 11.1 below) and trade secrets relating to its services using proprietary business processes. Purchasing Partners acknowledges that PHx and its affiliates have invested substantial money in the development and maintenance of such processes. Purchasing Partners will have a position of special trust and confidence for the use of such Confidential Information. Accordingly, only for the term of this Agreement, PHx hereby grants to Purchasing Partners and Participating Members a non-exclusive license to use such Confidential Information and such trade secrets (including without limitation, PHx logos and trade names and WebCat and any other software included in the PHx Resources) solely in connection with the Services. Title to WebCat and all software included in the PHx Resources shall remain in PHx. Purchasing Partners and Participating Members shall not have the right to assign, sublicense or otherwise transfer or distribute the license described in this
Section 5.1 to any other person or entity. PHx also hereby grants Purchasing Partners a non-exclusive license during the term of this Agreement to access and use (for internal purposes only, including without limitation, dissemination to Participating Members) transaction data with respect to customers of PHx which are not Participating Members provided that such data is aggregated (as opposed to customer or vendor specific) and presented in a form that is mutually agreed upon by the parties.

        5.2 PHx LICENSES TO USE PURCHASING PARTNERS PROPRIETARY INFORMATION. Purchasing Partners has developed Confidential Information (as defined in
Section 11.1 below) and trade secrets relating to the sale of goods to a large number of customers in the healthcare industry using proprietary business processes. PHx acknowledges that Purchasing Partners and its affiliates have invested substantial money in the development and maintenance of such processes and in the sourcing and sales of products and services. PHx will have a position of special trust and confidence for the use of such Confidential Information (including without limitation the roster of Participating Members set forth in Exhibit A hereto, pricing and related information with respect to Contracted Products and Services, Purchasing Partners and Premier logos and trade names, and Purchasing Partners newsletters and marketing materials) solely to support the purposes of this Agreement. Accordingly, only for the term of this Agreement, Purchasing Partners hereby grants to PHx a non-exclusive license to use such Confidential Information and such trade secrets for the limited purpose of providing the Services under this Agreement. Purchasing Partners also hereby grants PHx a non-exclusive license during the term of this Agreement to access and use (i) supplier-specific transaction data relating to Contracted Products and Services for the sole purpose of providing information to Vendors (with respect to purchases of such vendor's products only); and (ii) general transaction data relating to Contracted Products and Services for the sole purpose of providing such data to suppliers provided that such data is aggregated (as opposed to customer, vendor or product specific) and presented in a form that is mutually agreed upon by the parties.

6. COMPENSATION.

        6.1 TRANSACTION PROCESSING FEE. In consideration of the Services provided hereunder by PHx in connection with the processing of transactions by Participating Members through the PHx e-Commerce System, throughout the initial term of this Agreement and any renewal term, Purchasing Partners shall pay PHx an amount equal to [***] of the Purchasing Partners Administrative Fees collected by Purchasing Partners as a result of purchases of Contracted Products and Services by Participating Members through use of the PHx e-Commerce System (the "Transaction Processing Fee"). Notwithstanding the foregoing, for purposes of determining the Transaction Processing Fee hereunder, in no event shall the Purchasing Partners Administrative Fees for any Standard Group Purchasing Agreement be

* Confidential Treatment Requested
deemed to [***] or be [***] under such agreement.

        6.2 SOFTWARE/HARDWARE ROYALTY AND MAINTENANCE FEE. In consideration of PHx's provision of electronic catalog information to Participating Members, maintenance of Purchasing Partners' electronic catalog functionality, and PHx's provision to Purchasing Partners of other electronic tools to effect contracting in a timely, more efficient manner, as well as the beneficial access by Participating Members to the PHx e-Commerce System, Purchasing Partners agrees to pay PHx [***] Software/Hardware Royalty and Maintenance Fee equal to [***] (the "Royalty and Maintenance Fee"). Notwithstanding the foregoing, the Royalty and Maintenance Fee [***].

        Upon the expiration of the Covenant Not to Promote described in Section
7.1 below, in the event the Royalty and Maintenance Fee [***] of the actual [***] during [***] multiplied by [***], the Royalty and Maintenance Fee for such [***] shall be [***] for purposes of this Section 6.2. The amount of [***] for the applicable [***] in the event the Covenant Not to Promote expires prior to the end of a [***].

        Notwithstanding the foregoing, Purchasing Partners shall receive a [***] due hereunder [***] for the applicable Calendar Year multiplied by [***]. The amount of any Royalty and Maintenance Fee due hereunder shall be determined by Purchasing Partners within [***] of each December 31 during the term and upon the expiration of the term of this Agreement (with respect to the Royalty and Maintenance Fee attributable to the portion of the [***] prior to such expiration). The Royalty and Maintenance Fee due hereunder shall be prorated for [***].


        6.3 EXCLUSION OF SYSTEM ADMINISTRATIVE FEES AND REVENUE RELATED TO [***]; ADMINISTRATIVE FEES PAID IN THE FORM OF SECURITIES. [***]. In the event a Vendor pays Purchasing Partners Administrative Fees in the form of securities, any gain realized on the sale of such securities by Purchasing Partners shall be taken into account at the time of such sale in determining the Transaction Processing Fee due PHx hereunder to the extent the original value underlying such securities was generated by purchases of Contracted Products and Services through use of the PHx e-Commerce System. Any such amount shall be paid along with the [***] Transaction Processing Fee payment due under Section 6.1 above.

        6.4 MANNER OF PAYMENT. Purchasing Partners shall pay the Transaction Processing Fee and an estimated, prorated Royalty and Maintenance Fee on a quarterly basis, without demand or notice, within [***] of its receipt of the e-Commerce Contracted Purchase Volume and e-Commerce Non-Contracted Purchase Volume report required to be provided by PHx pursuant

* Confidential Treatment Requested
to Section 3.12 above with respect to the [***]. The estimated Royalty and Maintenance Fee shall be based on the information contained in such reports. Purchasing Partners shall determine the actual Royalty and Maintenance Fee due in accordance with Section 6.2. In the event Purchasing Partners determines that the total of estimated Royalty and Maintenance Fee payments for the applicable [***] is less than the actual Royalty and Maintenance Fee due in accordance with
Section 6.2, Purchasing Partners shall pay PHx the amount of such shortfall within [***] of the determination of the actual Royalty and Maintenance Fee due in accordance with Section 6.2. In the event Purchasing Partners determines that the total of any estimated Royalty and Maintenance Fee payments for the applicable [***] is more than the actual Royalty and Maintenance Fee due in accordance with Section 6.2, Purchasing Partners shall apply the amount of such overpayment as a credit toward the [***] Transaction Processing Fee payment due in accordance with Section 6.1. Notwithstanding the foregoing, Purchasing Partners shall have the right to require Vendors to pay PHx the Transaction Processing Fee applicable to such Vendors' Standard Group Purchasing Agreements in lieu of Purchasing Partners making such payment, provided such Vendors make any such payment within the time period set forth in the first sentence of this
Section 6.4. Purchasing Partners shall pay to PHx interest on any undisputed past due amount owing PHx hereunder at the rate of [***] per annum.

        6.5 PHx TRANSACTION FEES FOR NON-CONTRACTED PRODUCTS AND SERVICES; e-COMMERCE INFORMATION FEES. PHx shall have the right to charge Vendors and Distributors reasonable PHx Transaction Fees for the use of the PHx e-Commerce System in connection with the purchase, sale and distribution of Non-Contracted Products and Services. PHx shall have the right to charge Participating Members reasonable PHx Transaction Fees only in connection with their purchases of Non-Contracted Products and Services from Vendors which have been expressly requested by the applicable Participating Member (i.e., the offer of such products and services was placed on the PHx e-Commerce System as result of the request of the Participating Member that is charged the PHx Transaction Fees). The PHx Transaction Fees shall be no less favorable than rates charged to other PHx customers for comparable services. PHx shall have the right to charge Vendors and Distributors reasonable e-Commerce Information Fees in exchange for providing such Vendors and Distributors the information subject to such fees.

        6.6 PHx COMPENSATION FOR INTEGRATION SERVICES. PHx shall have the right to charge Vendors, Distributors and/or Participating Members (once the applicable dollar limits described in Section 3.3 above have been reached) reasonable service fees in connection with any integration services provided by PHx in response to a specific request for such services. Such service fees shall be consistent with market rates for comparable services. Further, any such services shall be documented in a separate statement of work signed by PHx and the party responsible for payment of such service fees.

        6.7 FULL COMPENSATION; SERVICES UNDERLYING TRANSACTION PROCESSING AND ROYALTY AND MAINTENANCE FEE. Except as otherwise provided in this Article 6, the amount received by PHx under this Article 6 shall be compensation in full for the Services and PHx shall not charge Purchasing Partners or Participating Members any additional amounts or fees for the Services.

* Confidential Treatment Requested

7.0  ADDITIONAL COVENANTS OF THE PARTIES.

        7.1 COVENANT NOT TO PROMOTE. Subject to Section 7.2 below, each of Premier and Purchasing Partners agrees that, for a period of six (6) years after the Effective Date and except in connection with Provider Select (provided that Provider Select does not sell or allow the sale of products, supplies or services for use by an acute care facility), it will not, and that it will prevent any entity owned by, controlled by, or under common control with it (collectively, "Affiliates"), from doing any of the following: (i) advertising or promoting, directly or indirectly, access to or use of any on-line commerce web site of a PHx Competitor for the procurement of medical, pharmaceutical, surgical, dietary, dental, or veterinarian supplies or services, whether on-line or in off-line media, or in any other communication made by or on behalf of Purchasing Partners or such Affiliate, including, without limitation, e-mail, links, direct mail, press releases or advertising, (ii) offering, operating and/or marketing an on-line marketplace for the sale or on-line sales of medical, pharmaceutical, surgical, dietary, dental, or veterinarian supplies or services directly to hospitals and health care organizations; (iii) integrating their information systems with the information systems of any PHx Competitor;
(iv) providing integration services for any Participating Member, Vendor or Distributor with respect to any PHx Competitor's electronic commerce system; or
(v) providing direct access by PHx Competitors to pricing information through Purchasing Partners related to Contracted Products and Services. Such agreement not to promote and the covenants in the preceding sentence are referred to herein as the "Covenant Not to Promote." "PHx Competitor" means a third party having a principal business of providing an on-line marketplace for the sale or on-line sales of medical, pharmaceutical, surgical, dietary, dental, or veterinarian supplies or services to hospitals and health care organizations, but excluding: (i) Provider Select (provided that Provider Select does not sell or allow the sale of products, supplies or services for use by an acute care facility); and (ii) Distributors and Vendors with which Purchasing Partners has or will enter into a formal agreement in the ordinary course of business (provided Purchasing Partners shall refrain from promoting any electronic commerce capabilities of such Distributors or Vendors to the extent such capabilities are competitive with the PHx e-Commerce System). Upon the expiration of the Covenant Not to Promote (or earlier waiver thereof by PHx in accordance with Section 12.4 below), Purchasing Partners shall have the right to promote to Participating Members up to two (2) additional providers of electronic commerce solutions for medical, pharmaceutical, surgical, dietary, dental, or veterinarian supplies or services (in addition to PHx).

        7.2 REVIEW OF PHx SERVICES. Within [***] prior to the end of the [***], Purchasing Partners shall conduct a review of PHx's provision of the Services to determine if PHx is meeting the standards set forth in Exhibit F hereto. Notwithstanding Section 7.1 above, in the event Purchasing Partners reasonably determines that PHx has failed to meet one or more of such standards, Purchasing Partners shall provide PHx written notice thereof not later than [***] prior to the end of the [***], as the case may be, and the Covenant Not to Promote shall expire effective as of the last day of the [***], as the case may be.

        7.3 PHx AGREEMENT NOT TO ENTER INTO STANDARD GROUP PURCHASING AGREEMENTS. Throughout the term of this Agreement, PHx agrees that it will refrain from entering into any Standard Group Purchasing Agreements. Breach of this Section 7.3 shall be deemed a material breach of this Agreement.

* Confidential Treatment Requested

        7.4 AUCTIONS OF CONTRACTED PRODUCTS AND SERVICES. PHx shall provide Purchasing Partners reasonable advance notice of any auction accessible to Participating Members relating to Contracted Products and Services. Further, prior to commencing any auction accessible to Participating Members with respect to any Contracted Products and Services which are also included in the Commitment Program (other than used equipment), PHx shall obtain Purchasing Partners' consent to allow access by Participating Members to such auction, which shall not be unreasonably withheld. Such consent shall be deemed to have been given in the event Purchasing Partners fails to respond to a PHx request for consent within one (1) business day after Purchasing Partners' receipt of such request.

        7.5 PERFORMANCE OF INFORMATION TECHNOLOGY OUTSOURCING SERVICES BY PHx; RIGHT OF FIRST OPPORTUNITY. During the period of time that the Covenant Not to Promote remains in effect, PHx shall refrain from performing any information technology outsourcing services except for services that are related to Materials Management Systems, capital equipment asset management systems and related electronic commerce solutions. Purchasing Partners shall have the right of first opportunity to provide (or arrange for the provision through Premier) any supply chain consulting services requested by a Participating Member. Prior to performing any such supply chain consulting services itself or directing a Participating Member to a provider of such services other than Purchasing Partners or Premier, PHx shall first provide Purchasing Partners with written notice of any request for such services received from a Participating Member. Thereafter, Purchasing Partners or Premier shall have sixty (60) days in which to finalize a contract for the provision of such services. If a contract is not finalized within such time or the Participating Member, Purchasing Partners or Premier otherwise elects not to pursue such a contract, PHx shall have the right to perform the supply chain consulting services on its own or refer the applicable Participating Member to another provider of such services. In the event Purchasing Partners elects to engage the services of a third party consultant or consulting firm other than Premier or an Affiliate (as defined in Section 7.1) to provide supply chain consulting services to any Participating Member, then PHx shall have a right of first opportunity to offer and provide such services. Upon any such election to engage the consulting services of a third party other than Premier or an Affiliate, Purchasing Partners shall provide to PHx in writing all of the relevant terms related to the provision of such services, including the performance requirements and proposed timeframe for delivery of, and compensation for, such services. PHx shall have the right for five (5) business days from the date of receipt of such notice to propose terms for its provision of such services, including staffing, costs and timeframe for delivery of the services. Purchasing Partners shall in good faith consider PHx's proposal and confer with PHx regarding its consideration of the proposal. Purchasing Partners' determination of whether to accept such proposal shall be based upon commercially reasonable factors, including, without limitation, the relevant capabilities and level of expertise of PHx's staff. If Purchasing Partners elects not to accept PHx's proposal, it shall notify PHx of its determination and provide a summary of its rationale for its determination. Thereafter, Purchasing Partners shall be free to engage the services of a third party consultant.

        7.6 OWNERSHIP OF DATA. Purchasing Partners shall be the exclusive owner of all pricing data related to Contracted Products and Services. All purchasing transaction data (other than pricing data related to Contracted Products and Services) generated by Participating Members through the use of the PHx e-Commerce System shall be co-owned by PHx and Purchasing Partners. Each party may freely use and disclose any information (both individual and aggregated, but, in the case of PHx, excluding pricing information related to Contracted Products and Services) it collects in connection with its performance under this Agreement, except that use and disclosure of a party's Confidential Information shall be governed by Section 11 of this Agreement.

        7.7 COMPLIANCE WITH APPLICABLE LAWS. PHx and Purchasing Partners represent, warrant and covenant that throughout the term of this Agreement and any extension hereof, each shall be and shall remain in compliance with all applicable federal, state and local laws and regulations, including without limitation all applicable "safe harbor" regulations relating to Group Purchasing Organizations and fees, discounts and incentives paid and/or granted to Group Purchasing Organizations. PHx and Purchasing Partners each represent and warrant to the other that as of the date of this Agreement, it has not: (i) been listed by any federal or state agency as excluded, debarred, suspended or otherwise ineligible to participate in federal and/or state programs; or (ii) been convicted of any crime relating to any federal and/or state program. Each party further agrees to immediately notify the other party in writing in the event the notifying party is listed by a federal or state agency as excluded, debarred, suspended or otherwise ineligible to participate in any federal and/or state programs or if the notifying party is convicted of any crime relating to any such program.

        7.8 PURCHASING PARTNERS CO-BRANDED URL OPTION. Subject to the provisions of this Agreement, Purchasing Partners shall have the option and the right, upon reasonable written notice to PHx (the "New Site Notice), to create a new co-branded PHx/Purchasing Partners Internet web site at a URL to be selected, owned and controlled by Purchasing Partners, having the attributes set forth in, and for the purposes of offering services as specified in, this Section 7.8 (the "New Site").

               a. DEVELOPMENT AND CREATION OF THE NEW SITE. In the event Purchasing Partners exercises its right under this Section 7.8 above, the parties agree that within sixty (60) days following the receipt by PHx of the New Site Notice, the parties will use commercially reasonable efforts to complete a plan for the development, creation, and implementation of the New Site subject to the following requirements: (i) all of the intellectual property related to the New Site will be owned and controlled by Purchasing Partners (except for information contained in the PHx Frame, which shall be governed by other sections of this Agreement including without limitation Section 7.6); (ii) except as set forth in Section 7.8(b)(2) below, the New Site will be created and hosted by Purchasing Partners on its servers or the servers of its affiliates or contractors; (iii) the New Site will be accessible to Participating Members directly or through links from other sites owned or operated by, or for the benefit of, Purchasing Partners, Participating Members, Vendors, Distributors, affiliates of Purchasing Partners, or other entities under contract with Purchasing Partners, provided that PHx shall establish and maintain on the "Buyer's Center" page of the PHx website a prominently placed link to the New Site which shall be designed to be visible on a standard computer screen set to a resolution of 800 pixels by 600 pixels without requiring the user to scroll horizontally or vertically through the web page and shall be in a size and form reasonably agreed upon by the parties (provided that such link will not reference or link directly to the website of Provider Select); (iv) the New Site will be primarily identified and branded as a Purchasing Partners and/or Premier site but the PHx Frame (as defined in Section 7.8(b)(2) below) will have prominent reference to the relationship to PHx described in this Agreement (e.g., "Powered by PHx") in a location and size and style to be mutually agreed upon between the parties.

               b. SCOPE OF THE NEW SITE; RESTRICTIONS.

                      (1) Subject to Purchasing Partners' obligations under this Agreement, including, without limitation, the Covenant Not to Promote, Purchasing Partners will be entitled to provide through the New Site content to its users including, for example, content related to quality, clinical, safety, and other informational offerings of Purchasing Partners or others, data products and data product offerings, and supply chain consulting, IT consulting and other consulting services and information.

                      (2) The New Site will include a prominently placed link to the PHx e-Commerce System to be hosted on the New Site and served within a frame (the "PHx Frame"). Purchasing Partners will not offer or provide any links to any other electronic commerce services providers that are PHx Competitors (as defined in Section 7.1). All users of the New Site that utilize the PHx e-Commerce System shall be deemed to be Participating Members for purposes of Sections 6.1, 6.2 and 6.6 of this Agreement.

                      (3) Other than transaction information relating to electronic commerce transactions (the rights of which are governed under Section
7.6 of this Agreement), Purchasing Partners shall own all data collected at the New Site, provided that PHx may use such data to the extent necessary to provide the Services and facilitate usage by Participating Members.

                      (4) The parties shall enter into a license agreement containing customary mutually acceptable terms with respect to any intellectual property, including without limitation, any object code, that is necessary or desired to be used in connection with the development and operation of the New Site.

               c. DEVELOPMENT COSTS. Each of Purchasing Partners and PHx shall bear its own costs related to the development of the New Site. Notwithstanding the foregoing, Purchasing Partners' election to exercise the option for the creation of the New Site described in this Section 7.8 and the parties' obligations and rights under this Section 7.8(c) are not intended to impact the obligations and/or financial responsibilities of either party as set forth in Articles 3 and 4 of this Agreement.

8.0      INSURANCE AND INDEMNIFICATION.

        8.1 INSURANCE. Each party shall maintain adequate general public liability, property damage and workers compensation insurance against any claim or claims which might or could arise as a result of this Agreement. When requested by either party, an insurance certificate indicating the foregoing coverage, issued by an insurance company licensed to do business in the relevant state or states and signed by an authorized agent, shall be furnished by the other party to the requesting party. Each party shall provide the other with at least thirty (30) days prior written notice of any cancellation or material modification of such insurance.

        8.2 INDEMNIFICATION. Subject to Section 8.3 below, each party hereby agrees to indemnify, defend and hold harmless the other party and the other party's respective directors, officers, managers, employees, partners, affiliates and agents from and against any and all claims, demands, actions, losses, expenses, damages, liabilities, costs (including, without limitation, interest, penalties and reasonable attorneys' fees) and judgments arising out of the negligent acts or omissions of the indemnifying party and its employees and agents acting under its control or supervision. Purchasing Partners hereby agrees to indemnify, defend and hold harmless PHx and PHx's directors, officers, managers, employees, partners, affiliates and agents from and against any and all claims, demands, actions, losses, expenses, damages, liabilities, costs (including, without limitation, interest, penalties and reasonable attorneys' fees) and judgments arising out of the application of laws or regulations to PHx to the extent relating to the business of Purchasing Partners and except to the extent arising out of PHx's negligence or willful misconduct. PHx hereby agrees to indemnify, defend and hold harmless Purchasing Partners and Purchasing Partners' directors, officers, managers, employees, partners, affiliates and agents from and against any and all claims, demands, actions, losses, expenses, damages, liabilities, costs (including, without limitation, interest, penalties and reasonable attorneys' fees) and judgments arising out of the application of laws or regulations to Purchasing Partners to the extent relating to the business of PHx and except to the extent arising out of Purchasing Partners' negligence or willful misconduct.

        8.3 LIMITATION OF LIABILITY. PHx HEREBY DISCLAIMS AND EXCLUDES ALL WARRANTIES OF ANY KIND (EXCEPT FOR THE WARRANTIES CONTAINED IN SECTIONS 7.7 AND 12.16), EXPRESS OR IMPLIED (WHETHER ARISING UNDER LAW OR EQUITY OR CUSTOM OR USAGE), INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND PURCHASING PARTNERS HEREBY EXPRESSLY WAIVES RELIANCE UPON ANY SUCH WARRANTIES. PHx MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA ACCESSED OR GENERATED BY THE PHx e-COMMERCE SYSTEM, OR THE SUITABILITY OR COMPATIBILITY OF THE PHx e-COMMERCE SYSTEM WITH THE HARDWARE OR OTHER SOFTWARE OF PURCHASING PARTNERS, PARTICIPATING MEMBERS, VENDORS OR DISTRIBUTORS.

               IN NO EVENT SHALL EITHER PARTY BE LIABLE IN CONTRACT (INCLUDING BREACH OF WARRANTY), TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE TO THE OTHER PARTY, PARTICIPATING MEMBERS, VENDORS OR DISTRIBUTORS FOR ANY LOST, DELAYED OR DIMINISHED PROFITS, REVENUES OR OPPORTUNITIES, LOST DATA OR APPLICATION SOFTWARE, DOWNTIME OR ANY INCIDENTAL, SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        NEITHER PARTY SHALL BE LIABLE FOR ANY FAILURE TO PERFORM WHICH IS DUE TO CAUSES BEYOND ITS REASONABLE CONTROL, INCLUDING WITHOUT LIMITATION FORCE MAJEURE EVENTS AS DEFINED IN SECTION 12.10. PHx'S MAXIMUM LIABILITY ON ANY CLAIM ARISING OUT OF THIS AGREEMENT SHALL IN NO EVENT EXCEED THE EQUIVALENT OF THE SUM OF THE TRANSACTION PROCESSING FEE AND ROYALTY AND MAINTENANCE FEE PAID HEREUNDER FOR THE CALENDAR YEAR ENDING IMMEDIATELY PRIOR TO THE DATE OF THE CLAIM.

9.0  TERMINATION.

        9.1 TERMINATION FOR BREACH. In the event of a breach of a material provision of this Agreement, the non-breaching party shall give the other party written notice of such breach and such other party shall have a period of ninety
(90) days in which to cure the breach. In the event the breaching party fails to cure the breach within the cure period, in addition to whatever other remedies may be available at law or equity, the non-breaching party shall have the right to terminate this Agreement upon providing the other party written notice of termination. Notwithstanding the foregoing, however, the 90-day cure period described above shall not apply and Purchasing Partners may terminate this Agreement upon providing at least ten (10) days prior written notice to PHx in the event of a Substantial Breach as defined in Sections 9.3(b)(2) or 9.3(b)(3) below.

        9.2 INSOLVENCY. If either party becomes or is declared insolvent, becomes subject to a voluntary or involuntary bankruptcy or similar proceeding, or makes an assignment for the benefit of all or substantially of all of its creditors (all such events are referred to herein as "Bankruptcy Events"), then in such event the other party to this Agreement may terminate this Agreement immediately upon providing written notice of termination to the other party.

        9.3  RIGHTS UPON TERMINATION.

               a. TRANSITION ISSUES.

               In the event Purchasing Partners terminates this Agreement pursuant to Sections 9.1 or 9.2 above as a result of an uncured Substantial Breach (as defined below) by PHx, Purchasing Partners and Participating Members shall be deemed to have a fully paid license to continue their use of the PHx e-Commerce System for a period of time equal to [***]. Such license shall be non-assignable and non-sublicenseable and shall be limited to the right to use the PHx e-Commerce System to support the reasonable electronic commerce requirements of Participating Members with at least the same level of connectivity by and among Participating Members, Vendors and Distributors that existed immediately prior to the effective date of termination. Further, in the event of any such termination by Purchasing Partners: (i) PHx shall provide at no charge transition and maintenance support of the PHx e-Commerce System for a period of [***] from the date of termination; and (ii) Purchasing
Partners shall be deemed to have a fully paid, perpetual, non-assignable, non-sublicenseable license to use the PHx database of purchasing activity information relating to Participating Members existing as of the date of termination for the limited purpose of supporting Participating Members' reasonable electronic commerce requirements. In no event shall Purchasing Partners use the licenses described in this Section 9.3 in a manner other than is necessary to support the reasonable electronic commerce requirements of Participating Members and Purchasing Partners may not use any aspect of the PHx e-Commerce System to provide services to any person that is not a Participating Member or a Vendor or Distributor (provided, however, that any such services to a Vendor or Distributor must relate solely to Participating Members). This
Section 9.3 shall survive the termination of this Agreement.

* Confidential Treatment Requested

               b. SUBSTANTIAL BREACH. A "Substantial Breach" shall only be deemed to occur if:

                      (1) At any time following the first anniversary of the Effective Date, PHx shall have failed to integrate more than [***] of the OLM Facilities as required under the OLM Facilities Integration Plan;

                      (2) The PHx e-Commerce System becomes unavailable to Participating Members generally for any single period of [***] other than as a result of hacker attacks, natural disasters, war, or other events outside of PHx's control;

                      (3) The PHx e-Commerce System becomes unavailable to Participating Members generally for a total of [***] not including reasonable scheduled downtime for maintenance and repair (which in no event shall occur during the hours of 7 AM through 12:01 AM EST), and other than as a result of hacker attacks, natural disasters, war, or other events outside of PHx's control; or

                      (4) PHx becomes subject to, or takes any action constituting a Bankruptcy Event.

10.0 TRADEMARKS. Each party hereby grants to the other party a non-exclusive, non-sublicenseable, worldwide license to use the party's trademarks and logos only as necessary to perform in accordance with the Agreement. The trademark owner may terminate the foregoing trademark license if, in its reasonable discretion, the licensee's use of the marks tarnishes, blurs or dilutes the quality associated with the trademark or the associated goodwill and such problem is not cured within 10 days of notice of breach; alternatively, instead of terminating the license in total, the owner may specify that certain licensee uses may not contain such trademarks. Title to and ownership of the owner's trademarks will remain with the trademark owner. The licensee will use the owner's trademarks exactly in the form provided and in conformance with any trademark usage policies. The licensee will not take any action inconsistent with the owner's ownership of its trademarks, and any benefits accruing from use of such trademarks will automatically vest in the trademark owner. The licensee will not form any combination marks with the other party's trademarks.

11.0 CONFIDENTIALITY.

        11.1 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, confidential information ("Confidential Information") shall mean all proprietary, secret or confidential information, manuals, systems, processes or data relating to PHx , Purchasing Partners and Participating Members and their respective operations, employees, services, patients or customers, including without limitation any trade secret as defined in Section 3426.1 of the California Civil Code.

        11.2 PROTECTION OF CONFIDENTIAL INFORMATION. PHx and Purchasing Partners acknowledge that Purchasing Partners and PHx may disclose Confidential Information to each other in connection with this Agreement. If Purchasing Partners and/or PHx receives Confidential Information, it shall: (a) maintain the Confidential Information in strict confidence; (b) use at least the same degree of care in maintaining the secrecy of the Confidential Information

* Confidential Treatment Requested
as it uses in maintaining the secrecy of its own proprietary, secret, or confidential information, but in no event less than a reasonable degree of care;
(c) use Confidential Information only to fulfill its obligations under this Agreement; and (d) return or destroy all documents, copies, notes, or other materials containing any portion of the Confidential Information upon request by PHx or Purchasing Partners and upon termination or expiration of this Agreement. The receiving party shall not disclose any portion of the Confidential Information to any person except those of its employees and affiliates having a need to know such portion to accomplish the purposes contemplated by this Agreement.

        11.3 AGREEMENT CONFIDENTIALITY. Except as required by law (including disclosures necessary or appropriate in filings with the Securities Exchange Commission or any other governmental body) or generally accepted accounting principles, and except to assert its rights hereunder or for disclosures on a "need-to-know" basis to its own officers, directors, employees and professional advisers, neither PHx nor Purchasing Partners, nor any of their Affiliates, shall disclose the terms of this Agreement to any other person or entity without the prior written approval of the other party. Neither party shall make any public announcement concerning the existence of this Agreement or its terms unless such disclosure is required by applicable law or such party receives prior written approval by the other party. Each party consents to the filing of this Agreement with the U.S. Securities and Exchange Commission by the other party and to reference such party's name and a description of this Agreement in any such filings. In connection with any public disclosure or filing with any governmental agency, including the Securities and Exchange Commission, each party agrees to seek confidential treatment of certain agreed upon terms and conditions of this Agreement. In addition, any description of this Agreement, or any redacted version of this Agreement, intended to be filed or attached to any publicly filed document by a party shall be submitted to the other party for review and input prior to filing.


        11.4 LIMITATION ON OBLIGATION. PHx and Purchasing Partners shall have no obligation concerning any portion of the Confidential Information which: (a) was known to it before receipt, directly or indirectly, from the disclosing party;
(b) is lawfully obtained, directly or indirectly, by it from a non-party which was under no obligation of confidentiality; (c) is or becomes publicly available other than as a result of an act or failure to act by the receiving party; (d) is required to be disclosed by the receiving party by applicable law or legal process; or (e) is developed by the receiving party independent of the Confidential Information disclosed by the disclosing party.

12.0 MISCELLANEOUS.

        12.1 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the state of California.

        12.2 MODIFICATION AND WAIVER. No modification of this Agreement shall be deemed effective unless in writing and signed by each of the Parties hereto. Any waiver of a breach of any provision(s) of this Agreement shall not be deemed effective unless in writing and signed by the party against whom enforcement of the waiver is sought.

        12.3 HEADINGS. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

        12.4 ASSIGNMENT. Neither party may assign, subcontract, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, nor may it contract with third parties to perform any of its obligations hereunder except as contemplated in this Agreement, without the other party's prior written consent; provided, however, that either party may assign this Agreement to its parent entity provided that such assignment shall not release the assigning party from its obligations hereunder. Without limiting the foregoing, during the period of time that the Covenant Not to Promote is in effect, the following shall be deemed to be an assignment for purposes of this section and shall require advance written approval by the non-assigning party in order for this Agreement to remain in effect: the assignment by way of merger, consolidation, reorganization or Change in Control (as defined below) or the acquisition of substantially all of the business and assets of a party relating to this Agreement. Upon the expiration of the Covenant Not to Promote or in the event PHx elects to permanently waive in writing the effectiveness of the Covenant Not to Promote (which thereafter shall be of no further force or effect), the following shall be deemed to be an assignment for purposes of this section and shall require advance written approval of the non-assigning party in order for this Agreement to remain in effect: the assignment by way of merger, consolidation, reorganization or Change in Control or the acquisition of substantially all of the business and assets of the party relating to this Agreement by a Competitor of the other party. If Purchasing Partners is the assigning party, "Competitor" for purposes of this Section 12.4 shall mean a PHx Competitor as defined in Section 7.1. If PHx is the assigning party, "Competitor" for purposes of this Section 12.4 shall mean: (i) any entity which enters into agreements with suppliers of products and/or services to make such products and/or services available for purchase by a designated group of purchasers that exists for the purposes of negotiating pricing and/or other terms and conditions; and/or (ii) any entity or person which owns, leases, manages or operates, or is owned by, controls or is under common control with an entity which owns, leases, manages or operates hospitals and/or other health care providers. For purposes of this Section 12.4, "Change in Control" of an entity shall mean a merger or consolidation (other than with a subsidiary of such entity) in which such entity is not the surviving entity, or the sale of substantially all the assets of such entity, or a sale or other transaction or series of related transactions in which more than forty percent (40%) of the outstanding common stock or general voting securities (other than the sale of securities in any public offering) of such entity (or the common stock or general voting securities of the new parent entity of such entity) immediately after such sale or other transaction or series of related transactions is not owned by the persons or entities who, immediately prior to such sale or other transaction or series of related transactions, owned more than forty percent (40%) of the common stock or general voting securities of such entity.

        12.5 SEVERABILITY. If any part of this Agreement shall be determined to be invalid, illegal or unenforceable by any valid Act of Congress or act of any legislature or by any regulation duly promulgated by the United States or a state acting in accordance with the law, or declared null and void by any court of competent jurisdiction, then such part shall be reformed, if possible, to conform to the law and, in any event, the remaining parts of this Agreement shall be fully effective and operative insofar as reasonably possible.

        12.6 NOTICES. Any notice required to be given pursuant to the terms and provisions hereof shall be in writing, postage and delivery charges pre-paid, and shall be sent by telecopier, hand delivery, overnight mail service, first-class mail or certified mail, return receipt requested, to PHx or Purchasing Partners at the following addresses:

        To PHx:                               To Purchasing Partners:

        Premier Health Exchange, L.L.C.       Premier Purchasing Partners, L.P.
        12225 El Camino Real                  12225 El Camino Real
        San Diego, CA  92130-2099             San Diego, CA  92130-2099
        Attention: President                  Attention: Chief Financial Officer
        858.481.2727  Fax: 858.481.8919       858.481.2727   Fax: 858.481.8919

Any party may change the address to which notices are to be sent by notice given in accordance with the provisions of this section. Notices hereunder shall be deemed to have been given, and shall be effective upon actual receipt by the other party, or, if mailed, upon the earlier of the fifth (5th) day after mailing or actual receipt by the other party.

        12.7 INDEPENDENT CONTRACTORS. The parties' relationship hereunder is that of independent contractors. This Agreement does not create any employment, agency, franchise, joint venture, partnership or other similar legal relationship between PHx and Purchasing Partners. Neither party has the authority to bind or act on behalf of the other party except as otherwise specifically stated herein.

        12.8 ATTORNEYS' FEES. Should any party engage an attorney for the purpose of enforcing this Agreement or any judgment based hereon in any court, including bankruptcy court, courts of appeal or arbitration proceedings, the prevailing party shall be entitled to receive its reasonable attorneys' fees and costs in addition to any other relief granted.

        12.9 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

        12.10 FORCE MAJEURE. The obligations of either party to perform under this Agreement will be excused during each period of delay caused by acts of God, by shortages of power or materials, by government orders or by other events which are beyond the reasonable control of the party obligated to perform ("Force Majeure Event"). In the event that either party ceases to perform its obligations under this Agreement due to the occurrence of a Force Majeure Event, such party shall: (1) immediately notify the other party in writing of such Force Majeure Event and its expected duration; (2) take all reasonable steps to recommence performance of its obligations under this Agreement as soon as possible. In the event that any Force Majeure Event delays a party's performance for more than thirty (30) days following notice by such party pursuant to this Agreement, the other party may terminate this agreement immediately upon written notice to such party.

        12.11 RIGHT TO AUDIT. Each party shall permit the other or its agent to conduct periodic audits of relevant records relating to the parties' performance under this Agreement. The audits shall be conducted upon reasonable advance notice during regular business hours at the applicable party's principal office and in such a manner as not to unduly interfere with operations. Any such audits shall be conducted at the auditing party's sole expense.

        12.12 ACCESS TO RECORDS. Until the expiration of four (4) years after the furnishing of any services under this Agreement, PHx shall make available upon written request of the Secretary of the Department of Health and Human Services or upon the written request of the Comptroller General or any of their duly authorized representatives, this Agreement and the books, documents and records of PHx that are necessary to certify the nature and extent of costs incurred under this Agreement. This clause shall apply if, and solely to the extent that Section 1861 (v)(1)(I) of the Social Security Act applies to this Agreement.

        12.13 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire understanding and agreement between Purchasing Partners and PHx concerning the subject matter hereof, and supersedes all prior negotiations, agreements and understandings between Purchasing Partners and PHx, whether oral or in writing, concerning the subject matter hereof.

        12.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

        12.15 CONTROLLING DOCUMENT. In the event of any conflict between this Agreement and any document, instrument or agreement prepared by either party (including without limitation, the Terms of Use, the Privacy Policy or any agreement between PHx and a Participating Member), the terms of this Agreement shall control.

         12.16 YEAR 2000 COMPLIANCE. PHx and Purchasing Partners each represent and warrant that any software and hardware included in their respective information systems (and with respect to PHx, the PHx e-Commerce System) shall operate properly prior to, during and after the year 2000 and shall not cause any business interruptions or response time delays (i.e., such software and hardware is "Year 2000 Compliant"). In this regard, the parties agrees that such software and hardware shall contain, at a minimum: (i) date formats that have century recognition; (ii) calculations that accommodate same-century and multi century formulas and date values; (iii) date interface values that reflect the century; and (iv) calculations that accommodate the occurrence of leap years. Upon any party's request, the other party agrees to provide reasonable documentation demonstrating that its systems are Year 2000 Compliant.



                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties' authorized representatives have executed this Agreement effective as of the Effective Date.



Purchasing Partners:                            PHx:

Premier Purchasing Partners, L.P.               Premier Health Exchange, L.L.C.
By: Premier Plans, L.L.C.
Its General Partner

By:             /s/ BARY BAILEY                 By: /s/ DAVID MAWHINNEY
                -----------------------------      -----------------------------
Printed Name:   Bary G. Bailey                  Printed Name:  David Mawhinney
                -----------------------------                 ------------------
Title:          Treasurer                       Title:         President
                -----------------------------                 ------------------



Solely for purposes of acknowledging that it is bound by certain obligations under Section 7.1 hereof.

Premier

Premier, Inc.



By:            /s/ RICHARD NORLING
               --------------------------
Printed Name:  Richard A. Norling
               --------------------------
Title:         Chief Executive Officer
               --------------------------